Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated November 22, 2023, with respect to the financial statements of Federated Hermes Clover Small Value Fund and Federated Hermes Prudent Bear Fund, each a portfolio in Federated Hermes Equity Funds, as of September 30, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 22, 2023